Exhibit 99.1 July 28, 2004 FOR IMMEDIATE RELEASE Investor Contact: Mark Warren (205) 298-3220 Media Contact: David Donaldson (205) 298-3220
VULCAN ANNOUNCES SHARPLY HIGHER SECOND QUARTER EARNINGS

Birmingham, Alabama - July 28, 2004 - Vulcan Materials Company (NYSE:VMC) today announced record second quarter net sales of $739 million and record net earnings of $88 million, or $0.85 per diluted share. In the prior year, net earnings for the quarter were $56 million, or $0.55 per diluted share. Second quarter earnings from continuing operations were $0.85 per diluted share, a 31 percent increase from last year's $0.65 per diluted share.

Don James, Chairman and CEO of Vulcan, stated, "Earnings improved in both segments for the quarter. In Construction Materials, aggregates shipments continued to show strength in most of our markets. Total shipments for the quarter increased nearly 6 percent while pricing improved 2 percent from the prior year.

"We are pleased that our Chemicals segment returned to profitability. Our plants achieved significantly higher production levels with improved efficiencies and lower costs. The hard work of our Chemicals employees combined with the substantial plant improvements made over the past several quarters to control costs and improve operating performance are bearing results. The earnings improvement in Chemicals was achieved in the face of sharply lower caustic soda prices compared to a year ago. The strong price recovery for caustic soda that is now occurring should further enhance the benefits from our plant improvements.

"We have a consistent record of generating strong cash flows. Through the first six months of the year cash from operating activities was up $39 million from the prior year to $207 million. For the same period, free cash flows were $107 million, a $42 million increase."

Segment Results - Construction Materials

For the quarter, net sales were $585 million, a 5 percent increase from the prior year, and segment earnings increased $2 million to $121 million.

The sales increase resulted from stronger sales of aggregates and ready-mixed concrete. Aggregates shipments and pricing increased approximately 6 percent and 2 percent, respectively. Ready-mixed concrete volumes increased from the prior year due to strong residential demand. Asphalt volumes were down primarily as a result of lower highway spending in the Company's California markets and wet weather in Texas markets.

Earnings were favorably impacted by higher aggregates volumes and improved pricing. This favorable variance was offset by higher operating costs and lower production at four aggregates plants where major improvement and expansion projects have been underway, and by lower asphalt volumes and higher costs for diesel, healthcare and incentive compensation.

Segment Results - Chemicals

Second quarter net sales increased 12 percent from the prior year to $154 million due to stronger volumes in most products. Segment earnings were approximately $4 million, a $16 million improvement from the prior year's loss.

Volumes for caustic soda and chlorine were stronger in the second quarter; however, pricing for caustic soda weakened from the prior year, more than offsetting the earnings impact of increased volumes. Earnings for chlorinated organic products improved as a result of both higher volumes and better pricing compared to the prior year's second quarter.

Earnings benefited from improved plant reliability and better operating performance. Lower costs for energy and certain key raw materials also contributed to the earnings improvement.

Earnings in the Company's joint venture with Mitsui also increased due to improved plant operations and stronger sales volumes.

Company Results - Overall

On April 1, 2004, the Company retired $243 million in five-year notes with available cash as scheduled. As a result, interest expense in the second quarter was $4 million less than in the prior year.

Selling, administrative and general expenses increased approximately $4 million over the prior year's second quarter due principally to higher costs for healthcare and performance-based incentive compensation. Other operating income increased over $5 million due primarily to higher gains on sale of real estate and lower environmental remediation accruals. Other income increased approximately $4 million due mostly to liability insurance reimbursements and accruals.

For the quarter, the effective tax rate was 25.4 percent as compared to 30.0 percent in the prior year. This decrease reflects a reduction in estimated income tax liability for open audit years and a tax refund. For the full year, the effective tax rate is projected to be 29.2 percent.

All results are unaudited.

Outlook

For the full year 2004, Mr. James stated, "We continue to expect earnings of $2.45 to $2.65 per share from continuing operations, with segment earnings for Construction Materials in the range of $415 to $445 million. Chemicals' results are expected to be in the range of $5 million of earnings to a loss of $5 million.

"In Chemicals, the magnitude of the recovery in caustic soda prices will play a large role in earnings performance through the remainder of the year. Previously announced caustic soda price increases have been widely accepted by the market and we expect continued strengthening throughout the remainder of the year. In addition, chlorinated organics pricing should continue to improve.

"In Construction Materials, aggregates volume should remain strong for the rest of the year. We expect this year's second half volume to approximate or slightly exceed last year's record second half shipments, which were 14 percent higher than the previous year. Residential construction continues to show strength in key markets while nonresidential construction activity should remain flat overall. Our outlook for highway construction continues to call for a modest increase for the full year. Aggregates pricing should continue to improve moderately. Improved plant operations, particularly at those aggregates plants where major projects have been underway, should offset the effect of higher diesel costs.

"In the third quarter, we expect earnings in both segments to improve from the prior year. As a result, we expect to earn between $0.90 and $1.00 per share in the quarter from continuing operations."

Conference Call

Vulcan will host a broadcast of the quarterly earnings conference call at 10:00 a.m. CDT on July 29, 2004. Investors and other interested parties may access the teleconference live by calling (800) 688-0836, and using the access code 12136238, or via the Internet at vulcanmaterials.com.

Vulcan Materials Company, a member of the S&P 500 index, is a producer of industrial materials with significant positions in two industries. It is the nation's foremost producer of construction aggregates, a major producer of other construction materials, and a significant chloralkali chemicals producer.

Certain matters discussed in this release contain forward-looking statements that are subject to risks, assumptions and uncertainties that could cause actual results to differ materially from those projected. These risks, assumptions and uncertainties include, but are not limited to, those associated with general business conditions including the timing and amount of federal, state and local funding for infrastructure; the highly competitive nature of the industries in which the Company operates; pricing; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; increasing pension and healthcare costs; and other risks, assumptions and uncertainties detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year.

TABLE A
Vulcan Materials Company and Subsidiary Companies	(Amounts in thousands, except per share data)
Consolidated Statements of Earnings (Condensed and unaudited)	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
Net sales	$738,894	$694,787	$1,299,970	$1,213,675
Delivery revenues	77,426	72,028	133,812	119,871
Total revenues	816,320	766,815	1,433,782	1,333,546
Cost of goods sold	561,166	535,230	1,036,170	984,631
Delivery costs	77,426	72,028	133,812	119,871
Cost of revenues	638,592	607,258	1,169,982	1,104,502
Gross profit	177,728	159,557	263,800	229,044
Selling, administrative and general expenses	58,074	53,965	111,587	104,620
Other operating income (expense), net	4,727	(606)	3,123	(5,156)
Minority interest in (earnings) losses	(2,094)	2,852	(1,284)	2,996
Other income (expense), net	3,559	(391)	5,968	744
Earnings from continuing operations before interest and income taxes	125,846	107,447	160,020	123,008
Interest income	1,239	924	2,999	1,922
Interest expense	9,269	13,643	22,314	27,129
Earnings from continuing operations before income taxes	117,816	94,728	140,705	97,801
Provision for income taxes	29,891	28,410	37,078	29,340
Earnings from continuing operations before cumulative effect of accounting change	87,925	66,318	103,627	68,461
Loss on discontinued operations	(129)	(10,294)	(836)	(11,175)
Cumulative effect of accounting change	-	-	-	(18,811)
Net earnings	$87,796	$56,024	$102,791	$38,475
Basic earnings per share:
Earnings from continuing operations before cumulative effect of accounting change	$0.86	$0.65	$1.01	$0.67
Discontinued operations	-	(0.10)	(0.01)	(0.11)
Cumulative effect of accounting change	-	-	-	(0.18)
Net earnings per share	$0.86	$0.55	$1.00	$0.38
Diluted earnings per share:
Earnings from continuing operations before cumulative effect of accounting change	$0.85	$0.65	$1.00	$0.67
Discontinued operations	-	(0.10)	(0.01)	(0.11)
Cumulative effect of accounting change	-	-	-	(0.18)
Net earnings per share	$0.85	$0.55	$0.99	$0.38
Weighted-average common shares outstanding:
Basic	102,389	101,798	102,289	101,789
Assuming dilution	103,454	102,571	103,438	102,468
Cash dividends per share of common stock	$0.260	$0.245	$0.520	$0.490
Depreciation, depletion, accretion and amortization from continuing operations	$63,752	$66,949	$127,244	$132,009
Effective tax rate	25.4%	30.0%	26.4%	30.0%

TABLE B
Vulcan Materials Company and Subsidiary Companies	(Amounts in thousands)
Operating Results by Reportable Segment (Unaudited)	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
Net Sales
Construction Materials	$584,714	$556,632	$1,016,597	$948,668
Chemicals	154,180	138,155	283,373	265,007
Total	$738,894	$694,787	$1,299,970	$1,213,675
Total Revenues
Construction Materials	$647,908	$615,760	$1,122,307	$1,044,195
Chemicals	168,412	151,055	311,475	289,351
Total	$816,320	$766,815	$1,433,782	$1,333,546
Earnings from Continuing Operations Before Interest and Income Taxes
Construction Materials	$121,400	$119,018	$164,045	$138,167
Chemicals	4,446	(11,571)	(4,025)	(15,159)
Segment* earnings	$125,846	$107,447	$160,020	$123,008
Depreciation, Depletion, Accretion and Amortization from Continuing Operations
Construction Materials	$52,134	$54,047	$103,711	$106,244
Chemicals	11,618	12,902	23,533	25,765
Total	$63,752	$66,949	$127,244	$132,009

* After allocation of corporate expenses and income, other than interest, to the segment with which it is related in terms of products and services. Allocations are based on a trailing 12-month average capital employed and net sales.

TABLE C
Vulcan Materials Company and Subsidiary Companies	(Amounts in thousands)
Consolidated Balance Sheets (Condensed and unaudited)	June 30 2004	December 31 2003	June 30 2003
Assets
Cash and cash equivalents	$230,924	$416,689	$183,631
Medium-term investments	-	4,974	-
Accounts and notes receivable:
Accounts and notes receivable, gross	437,372	368,671	436,043
Less: Allowance for doubtful accounts	(8,788)	(8,718)	(9,104)
Accounts and notes receivable, net	428,584	359,953	426,939
Inventories:
Finished products	175,194	174,778	183,331
Raw materials	7,793	7,483	11,310
Products in process	832	476	532
Operating supplies and other	32,447	36,639	36,017
Inventories	216,266	219,376	231,190
Deferred income taxes	35,848	34,358	36,069
Prepaid expenses	17,730	14,892	15,253
Total current assets	929,352	1,050,242	893,082
Investments and long-term receivables	20,666	21,111	21,257
Property, plant and equipment:
Property, plant and equipment, cost	4,201,564	4,115,646	4,175,632
Less: Reserve for depreciation, depletion and amortization	(2,313,330)	(2,222,998)	(2,203,506)
Property, plant and equipment, net	1,888,234	1,892,648	1,972,126
Goodwill	579,817	579,817	578,473
Other assets	95,832	93,042	85,148
Total	$3,513,901	$3,636,860	$3,550,086
Liabilities and Shareholders' Equity
Current maturities of LTD	$6,302	$249,721	$284,082
Notes payable	21,000	29,000	33,148
Trade payables and accruals	152,831	129,361	148,415
Other current liabilities	141,057	134,870	103,841
Total current liabilities	321,190	542,952	569,486
Long-term debt	607,537	607,654	613,980
Deferred income taxes	356,080	338,913	353,376
Other noncurrent liabilities	268,582	252,518	234,008
Minority interest	93,271	91,987	89,662
Shareholders' equity	1,867,241	1,802,836	1,689,574
Total	$3,513,901	$3,636,860	$3,550,086
Current ratio	2.9	1.9	1.6

	TABLE D
Vulcan Materials Company and Subsidiary Companies Consolidated Statements of Cash Flows (Condensed and unaudited)	(Amounts in thousands) Six Months Ended June 30
	2004	2003
Operating Activities
Net earnings	$102,791	$38,475
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, depletion, accretion and amortization	127,246	137,074
Cumulative effect of accounting change	-	18,811
Increase in assets before effects of business acquisitions	(75,308)	(102,664)
Increase in liabilities before effects of business acquisitions	58,372	65,262
Other, net	(6,569)	10,196
Net cash provided by operating activities	206,532	167,154
Investing Activities
Purchases of property, plant and equipment	(99,261)	(101,524)
Proceeds from sale of property, plant and equipment	24,110	12,062
Payment for businesses acquired, net of acquired cash	(28,808)	(2,493)
Decrease in medium-term investments	4,974	-
Change in investments and long-term receivables	393	(5,342)
Net cash used for investing activities	(98,592)	(97,297)
Financing Activities
Net payments - commercial paper and bank lines of credit	(8,000)	(4,149)
Payment of short-term debt and current maturities	(244,179)	(1,015)
Payment of long-term debt	(195)	-
Dividends paid	(53,085)	(49,758)
Proceeds from exercise of stock options	10,371	923
Other, net	1,383	(2,955)
Net cash used for financing activities	(293,705)	(56,954)
Net increase (decrease) in cash and cash equivalents	(185,765)	12,903
Cash and cash equivalents at beginning of period	416,689	170,728
Cash and cash equivalents at end of period	$230,924	$183,631

Table E

1.  Supplemental Cash Flow Information

Supplemental information referable to the Condensed Consolidated Statements of Cash Flows for the six months ended June 30 is summarized below (amounts in thousands):

Supplemental Disclosure Of Cash Flow Information	2004	2003
Cash paid (refunded) during the period for:
Interest, net of amount capitalized	$25,855	$27,220
Income taxes	11,493	(2,641)

2.  Non-GAAP Financial Measure

In the Press Release management references the non-GAAP measure "Free Cash Flow". Management uses free cash flow, which is not defined by US GAAP, as an approximate measure of cash available to the shareholders or for growth through acquisitions. Presented below is a quantitative reconciliation of net cash provided by operating activities (GAAP Measure) to free cash flow (Non-GAAP Measure).

Reconciliation of GAAP Measure to Non-GAAP Measure	2004	2003
Net cash provided by operating activities	$206,532	$167,154
less: Purchases of property, plant and equipment	(99,261)	(101,524)
Free Cash Flow	$107,271	$65,630